Exhibit 99.1

VAALCO Energy, Inc. Updates Gabon Activities

HOUSTON, Sept. 12 -- VAALCO Energy, Inc. (Amex: EGY), today announced that the Etame consortium has elected to stabilize the production of the Etame Field at between 17,000 and 18,000 barrels of oil per day. The higher initial production levels experienced with the addition of the Etame 6H well resulted in pressure interference with nearby wells and some declines in their productivity. Rather than risk local pressure decline, and possible damage to the reservoir, the Etame ET-3H well will be shut in. By resetting production the consortium expects improved aquifer support and stable production. The Etame ET-6H well, which has produced at rates in excess of 7,000 barrels oil per day, is the structurally highest well in the field. This well will ultimately recover attic oil that could not have been recovered by any of the other wells in the field.

Robert Gerry, Chairman and CEO, stated, “We would like to produce the field at higher rates, but prudent reservoir management requires us to take these actions. This decision is not an indication of any less oil in place in the field. The importance of maintaining sufficient aquifer support exceeds the benefits of accelerating cash flow in the near term if we are going to recover the maximum amount of reserves from the field.”

On the Avouma development project, the Company announced that the fabrication yard building the production platform reopened on Tuesday September 6, 2005 after a ten day shut down for Hurricane Katrina. The Company is assessing additional costs and delays that may occur as a result of other manufacturers of platform equipment that are still shut down. The manufacturers have indicated that no damage occurred to our equipment, but until such time as the return of power infrastructure is known, it is difficult to assess the nature of delays for completing this equipment. The Company currently believes a delay of between 30 to 90 days for the Avouma project is possible.

VAALCO’s next scheduled lifting for the consortium is set for approximately 600,000 barrels in mid September which will bring total oil sales from Etame to approximately 18 million barrels since inception. The Company expects to report third quarter results during the first week in November.

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete wells. These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability, goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2004 and other reports filed with the SEC which can be reviewed at www.sec.gov , or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.